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                                                                    EXHIBIT 99.3

                      FAVORITE BRANDS INTERNATIONAL, INC.

                               Offer to Exchange

                  $200,000,000 10 3/4% Senior Notes due 2006

   which have been registered under the Securities Act of 1933, as amended,

                          for any and all outstanding

                  $200,000,000 10 3/4% Senior Notes due 2006


To:  Brokers, Dealers, Commercial Banks,
     Trust Companies and Other Nominees:

          Upon and subject to the terms and conditions set forth in the Prospectus, dated ___________________, 1998 (the "Prospectus"), and the enclosed Letter of Transmittal (the "Letter of Transmittal"), an offer to exchange (the "Exchange Offer") the registered $200,000,000 10 3/4% Senior Notes (the "Exchange Notes") for any and all outstanding $200,000,000 10 3/4% Senior Notes (the "Initial Notes") (CUSIP No. 31208G AA7) is being made pursuant to such Prospectus. The Exchange Offer is being made in order to satisfy certain obligations of Favorite Brands International, Inc. (the "Company") contained in the Registration Rights Agreement, dated as of May 19, 1998 between the Company and Chase Securities Inc. and BancAmerica Robertson Stephens (the "Initial Purchasers").

          We are requesting that you contact your clients for whom you hold Initial Notes regarding the Exchange Offer. For your information and for forwarding to your clients for whom you hold Initial Notes registered in your name or in the name of your nominee, or who hold Initial Notes registered in their own names, we are enclosing the following documents:

          1. Prospectus dated ___________________, 1998;

          2. The Letter of Transmittal for your use and for the information of your clients;

          3. A Notice of Guaranteed Delivery to be used to accept the Exchange Offer if certificates for Initial Notes are not immediately available or time will not permit all required documents to reach the Exchange Agent prior to the Expiration Date (as defined below) or if the procedure for book-entry transfer cannot be completed on a timely basis; and

          4. A form of letter which may be sent to your clients for whose account you hold Initial Notes registered in your name or the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Exchange Offer.

          Your prompt action is requested. The Exchange Offer will expire at 5:00 p.m., New York City time, on _______________, 1998 (the "Expiration Date") unless extended by the Company. The Initial Notes tendered pursuant to the Exchange Offer may be withdrawn at any time before the Expiration Date.

          To participate in the Exchange Offer, a duly executed and properly completed Letter of Transmittal (or facsimile thereof), with any required signature guarantees and any other required documents,
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should be sent to the Exchange Agent and certificates representing the Initial
Notes should be delivered to the Exchange Agent, all in accordance with the instructions set forth in the Letter of Transmittal and the Prospectus.

          If holders of Initial Notes wish to tender, but it is impracticable for them to forward their certificates for Initial Notes prior to the expiration of the Exchange Offer or to comply with the book-entry transfer procedures on a timely basis, a tender may be effected by following the guaranteed delivery procedures described in the Prospectus under "The Exchange Offer - Guaranteed Delivery Procedures".

          Additional copies of the enclosed material may be obtained from LaSalle National Bank, 135 South LaSalle Street, Chicago, Illinois 60603, Attn:
Alvita Griffin.

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